SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:         MetaMarkets.com Funds

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                          325M Sharon Park Drive, #325
                              Menlo Park, CA 94025

Telephone Number (including area code):  (650) 429-2112

Name and address of agent for service of process:

                                Donald L. Luskin
                          325M Sharon Park Drive, #325
                              Menlo Park, CA 94025

                                    copy to:

                             Stuart H. Coleman, Esq.
                         Stroock & Stroock & Lavan LLP
                                 180 Maiden Lane
                          New York, New York 10038-4982

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:


                                    Yes /x/    No /_/

                                    SIGNATURE


          Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 21st day of May, 1999.


[SEAL]


                              METAMARKETS.COM FUNDS


Attest:                       By: /S/ DONALD L. LUSKIN
                                 ---------------------------
                                 Donald L. Luskin, President


 /S/ MATTHEW A. SHELTON
----------------------------------
     Matthew A. Shelton, Vice President